Consulting Agreement

This agreement is between Whole Living, Inc. dba The Brain Garden (hereinafter "Whole Living") and Don Tolman, and outlines the terms of obligations of a consulting arrangement between the two parties.

Whereas the principals of Whole Living, Inc. have acquired all assets, product production and distribution rights, marks, trade dress, product formulations, distributor list etc. of the Brain Garden LLC from Glen Tanner and Don Tolman, and

Whereas Whole Living desires to retain the exclusive services of Don Tolman as a product and sales aid developer and marketing consultant; and

Whereas Don Tolman desires to devote his full time and efforts to developing products and sales aids for Whole Living and to traveling around the country developing his sales organization with Whole Living; and

Whereas Whole Living has agreed to designate Don Tolman as its "Master Distributor";

Therefore, the parties agree as follows.

Don Tolman agrees to devote his full time and effort beginning December 1, 1998 to acting exclusively as product development consultant and sales and marketing consultant for Whole Living, specifically:

1) Traveling around the country to fulfill meeting schedules set by Whole Living up to a maximum of 12 events per month. In this capacity, Mr. Tolman will be acting in the capacity of Independent Representative, and not as an official spokesman of Whole Living. Mr. Tolman agrees to consult with Whole Living to define a company "message," and agrees to consistently deliver that message at each event.

2) Working closely with Bill Turnbull to develop new education programs, whole-food products and other new products. Mr. Tolman agrees to make himself available to Mr. Turnbull to meet each Monday morning (or consult by phone if necessary) to review progress and set priorities and objectives for the week. The production and distribution rights to all products will reside with Whole Living, Inc.

3) In holding events and meetings around the country, Mr. Tolman will be attentive and sensitive to who may have invited attendees, and will respect their customary sponsorship rights.

4) Don Tolman agrees to give the Brain Garden first right of refusal to produce and distribute any new product idea.

Whole Living will, as specified above, work with Don Tolman in developing certain sales, training and educational aids and will negotiate, on a case-by-case basis, a royalty to compensate Mr. Tolman. Whole Living agrees to pay Mr. Tolman $15,000 before December 1, 1998 (receipt of which is hereby acknowledged) plus a draw against the royalties in the amount of $5,000 per month, until such time as royalties exceed the draw amount.

This agreement can be terminated by 90-day written notification of either party. Termination by Whole Living shall be only "for cause," such as criminal or irresponsible acts or statements, breach of any provision of this agreement, etc. In the event of termination, Mr. Tolman agrees not to compete against Whole Living for a period of two years from the date of termination by being a principal, employee, consultant or distributor of any other direct selling company dealing in whole foods or education products. In return for Whole Living granting Mr. Tolman privileged distributor status, Mr. Tolman agrees that his down line distributor list will be the exclusive property of Whole Living in perpetuity. Termination of this consulting agreement will not automatically terminate Mr. Tolman's distributorship, as long as he is in compliance with company policies and procedures, a copy of which is available to all distributors.

Acknowledged and Agreed, this 30th day of November, 1998.

Whole Living, Inc.



/s/ Bill Turnbull    11/30/98
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Bill Turnbull        Date

/s/ Don Tolman       11/30/98
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Don Tolman           Date